UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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First Citizens BancShares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Post Office Box 27131

Raleigh, North Carolina 27611-7131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of shareholders of First Citizens BancShares, Inc. will be held in the main office of First-Citizens Bank & Trust Company located at 239 Fayetteville Street Mall, Raleigh, North Carolina, at 1:00 p.m. on Monday, April 28, 2003.

The purposes of the meeting are:

1.	Election of Directors: To elect 21 directors for one-year terms; and

2.	Other Business: To transact any other business properly presented for action at the Annual Meeting.

You are invited to attend the Annual Meeting in person. However, even if you plan to attend, we ask that you complete, sign and date the enclosed appointment of proxy and return it to us as soon as you can in the enclosed envelope. Doing that will help us ensure that your shares are represented and that a quorum is present at the Annual Meeting. Even if you sign an appointment of proxy, you may still revoke it later or attend the Annual Meeting and vote in person.

This notice and the enclosed Proxy Statement and form of appointment of proxy are being mailed to our shareholders on or about March 24, 2003.

By Order of the Board of Directors

Alexander G. MacFadyen, Jr.

Secretary

Post Office Box 27131

Raleigh, North Carolina 27611-7131

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General

This Proxy Statement is dated March 24, 2003, and is being furnished to our shareholders in connection with our solicitation of appointments of proxy in the enclosed form for use at the 2003 Annual Meeting of our shareholders and at any adjournments of the meeting. The Annual Meeting will be held at the main office of First-Citizens Bank & Trust Company located at 239 Fayetteville Street Mall, Raleigh, North Carolina, at 1:00 p.m. on Monday, April 28, 2003.

In this Proxy Statement, the terms “you,” “your” and similar terms refer to the shareholder receiving it. The terms “we,” “us,” “our” and similar terms refer to First Citizens BancShares, Inc. Our banking subsidiary, First-Citizens Bank & Trust Company, is referred to as the “Bank.”

Solicitation and Voting of Proxies

A form of “appointment of proxy” is included with this Proxy Statement that provides for you to name George H. Broadrick, Lewis R. Holding, Frank B. Holding, James B. Hyler, Jr., Frank B. Holding, Jr., Lewis T. Nunnelee II, and David L. Ward, Jr. to act as your “Proxies” and vote your shares at the Annual Meeting. We ask that you sign and date an appointment of proxy and return it to us in the enclosed envelope.

If you sign an appointment of proxy and return it to us before the Annual Meeting, the shares of our voting securities you hold of record will be voted by the Proxies according to your instructions. If you sign and return an appointment of proxy but do not give any voting instructions, then your shares will be voted by the Proxies “FOR” the election of each of the 21 nominees for director named in Proposal 1 below. If, before the Annual Meeting, any nominee named in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies will have the discretion to vote for a substitute nominee named by our Board of Directors. We are not aware of any other business that will be brought before the Annual Meeting but, if any other matter is properly presented for action by our shareholders, the Proxies will be authorized to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the Annual Meeting, including adjournments.

Revocation of Appointment of Proxy

If you sign and return an appointment of proxy, you can revoke it at any time before the voting takes place at the Annual Meeting either by filing with our Secretary a written instrument revoking it or an executed appointment of proxy dated as of a later date, or by attending the Annual Meeting and announcing your intention to vote in person.

Expenses and Method of Solicitation

We will pay all costs of soliciting appointments of proxy for the Annual Meeting, including costs of preparing and mailing this Proxy Statement. In addition to solicitation by mail, our and the Bank’s directors, officers and employees may solicit appointments of proxy, personally or by telephone, without additional compensation.

Record Date

The close of business on March 13, 2003, is the “Record Date” for determining which shareholders are entitled to receive notice of and to vote at the Annual Meeting. You must have been a record holder of our common stock on the Record Date in order to vote at the Annual Meeting.

Voting Securities

Our voting securities consist of 8,794,463 shares of Class A Common Stock (“Class A Common”) and 1,678,100 shares of Class B Common Stock (“Class B Common”) that were outstanding on the Record Date. You may cast one vote for each share of Class A Common and 16 votes for each share of Class B Common you held of record on the Record Date on each director to be elected and on each other matter voted on by shareholders at the Annual Meeting.

Voting Procedures; Votes Required for Approval

In the election of directors, the 21 nominees receiving the highest numbers of votes will be elected. Abstentions and broker non-votes will have no effect in the voting for directors. You may not vote cumulatively in the election of directors.

Beneficial Ownership of Voting Securities

Principal Shareholders.    The following table describes the beneficial ownership of our voting securities on the Record Date by persons known by us to own, beneficially or of record, 5% or more of any class of our voting securities:

	Beneficial Ownership
	Class A Common			Class B Common
Name and address of beneficial owner	Number of shares (1)		Percentage of class (2)	Number of shares (1)		Percentage of class (2)	Percentage of total votes (2)
Carson H. Brice Raleigh, NC	51,904	(3)	.59%	100,885	(3)	6.01%	4.67%
Claire H. Bristow Columbia, SC	52,687	(3)	.60%	100,812	(3)	6.01%	4.67%
Hope H. Connell Raleigh, NC	58,068	(4)	.66%	110,877	(4)	6.61%	5.14%
Frank B. Holding Smithfield, NC	2,529,419	(5)	28.76%	650,958	(5)	38.79%	36.31%
Frank B. Holding, Jr. Raleigh, NC	73,909	(3)	.84%	130,398	(3)	7.77%	6.06%
Lewis R. Holding Lyford Cay, Bahamas	1,384,121	(6)	15.74%	199,052	(6)	11.86%	12.81%
Olivia B. Holding Raleigh, NC	57,402	(3)	0.65%	105,240	(3)	6.27%	4.88%
North State Trustees Charlotte, NC	416,840	(7)	4.74%	529,659	(7)	31.56%	24.94%

(1)	Except as otherwise noted, and to the best of our knowledge, each named individual exercises sole voting and investment power with respect to all listed shares. Certain of the named individuals may be considered to exercise shared voting and investment power with respect to certain of the listed shares held jointly, by family members or other persons, or by corporations or other entities that they may be deemed to control, as follows: Mrs. Brice—5,200 shares of Class A Common and 1,250 shares of Class B Common; Mrs. Bristow—5,410 shares of Class A Common and 1,250 shares of Class B Common; Mrs. Connell—24,165 shares of Class A Common and 3,125 shares of Class B Common; Mr. F. Holding—509,560 shares of Class A Common and 105,869 shares of Class B Common; Mr. F. Holding, Jr.—5,400 shares of Class A Common and 1,225 shares of Class B Common; Mr. L. Holding—491,700 shares of Class A Common and 106,544 shares of Class B Common; and Ms. O. Holding—13,177 shares of Class A Common and 2,450 shares of Class B Common. Certain of the named individuals disclaim beneficial ownership of the following numbers of listed shares that are held by or for family members or other persons: Mrs. Bristow—1,645 shares of Class A Common and 25,910 shares of Class B Common; Mrs. Connell—3,846 shares of Class A Common and 16,893 shares of Class B Common; Mr. F. Holding—386,846 shares of Class A Common and 545,089 shares of Class B Common; Mr. F. Holding, Jr.—5,500 shares of Class A Common and 650 shares of Class B Common; Mr. L. Holding—196,892 shares of Class A Common and 70,906 shares of Class B Common.

(2)	“Percentage of class” reflects the listed shares as a percentage of the total number of outstanding shares of that class of stock. “Percentage of total votes” reflects the aggregate votes represented by the listed shares of both classes as a percentage of the aggregate votes represented by all outstanding shares of our voting securities.
(3)	All listed shares also are shown as beneficially owned by Mr. F. Holding.
(4)	Includes an aggregate of 39,223 shares of Class A Common and 108,977 shares of Class B Common that also are shown as beneficially owned by Mr. F. Holding, and an aggregate of 18,845 shares of Class A Common and 1,900 shares of Class B Common that also are shown as beneficially owned by Mr. L. Holding.
(5)	Includes an aggregate of 472,855 shares of Class A Common and 104,644 shares of Class B Common that also are shown as beneficially owned by Mr. L. Holding, and an aggregate of 267,048 shares of Class A Common and 545,089 shares of Class B Common that also are shown as beneficially owned by Mr. F. Holding’s adult children who are listed individually in the table.
(6)	Includes an aggregate of 472,855 shares of Class A Common and 104,644 shares of Class B Common that also are shown as beneficially owned by Mr. F. Holding, an aggregate of 18,845 shares of Class A Common and 1,900 shares of Class B Common that also are shown as beneficially owned by Ms. Connell, and an aggregate of 122,800 shares of Class A Common and 58,300 shares of Class B Common that also are shown as beneficially owned by North State Trustees.
(7)	Includes 294,040 shares of Class A Common and 471,359 shares of Class B Common held by North State Trustees—1990, 110,400 shares of Class A Common and 55,200 shares of Class B Common held by North State Trustees—1979, and 12,400 shares of Class A Common and 3,100 shares of Class B Common held by North State Trustees—1976, each of which trusts is for the benefit of Carmen Holding Ames, adult daughter of Mr. L. Holding. The six trustees for the three trusts, who may be deemed to have shared voting and investment power as to such shares, are George H. Broadrick, Carolyn S. Holding, John R. Jordan, Jr., C. Ronald Scheeler, David L. Ward, Jr., and James A. Weathers. Includes an aggregate of 122,800 shares of Class A Common and 58,300 shares of Class B Common that also are shown as beneficially owned by Mr. L. Holding.

Management.    The following table describes the beneficial ownership of our voting securities on the Record Date by our current directors, nominees for election as directors, and certain named executive officers, individually, and by all of our current directors and executive officers as a group.

	Beneficial Ownership
	Class A Common			Class B Common
Name of beneficial owner	Number of shares (1)		Percentage of class (2)	Number of shares (1)		Percentage of class (2)	Percentage of total votes (2)
John M. Alexander, Jr.	727.01%			68		*	*
Carmen Holding Ames	147,929	(3)	1.68%	58,881	(3)	3.51%	3.05%
Victor E. Bell III	17,557.20%			4,925.29%			.27%
George H. Broadrick	61,847.70%			2,500.15%			.28%
Joseph A. Cooper, Jr.	-0-		—	-0-		—	—
H. M. Craig III	400		*	-0-		—	*
Lewis M. Fetterman	12,955.15%			2,750.16%			.16%
Frank B. Holding	2,529,419	(4)	28.76%	650,958	(4)	38.79%	36.31%
Frank B. Holding, Jr.	73,909	(5)	.84%	130,398	(5)	7.77%	6.06%
Lewis R. Holding	1,384,121	(6)	15.74%	199,052	(6)	11.86%	12.81%
Charles B. C. Holt	2,431.03%			-0-		—	*
James B. Hyler, Jr.	3,866.04%			100.01%			.01%
Gale D. Johnson	481.01%			50		*	*
Freeman R. Jones	4,000.05%			250.01%			.02%
Lucius S. Jones	1,000.01%			-0-		—	*
Joseph T. Maloney, Jr.	13,452.15%			5,400.32%			.28%
Robert T. Newcomb	700.01%			-0-		—	*
Lewis T. Nunnelee II	600.01%			450.03%			.02%
C. Ronald Scheeler	100		*	-0-		—	*
Talbert O. Shaw	119		*	-0-		—	*
R. C. Soles, Jr.	15,138.17%			-0-		—	.04%
David L. Ward, Jr.	19,350.22%			8,388.50%			.43%
All directors and executive officers as a group (30 persons)	3,598,926	(7)	40.92%	770,397	(7)	45.91%	44.67%

(1)	Except as otherwise noted, and to the best of our knowledge, individuals named and included in the group exercise sole voting and investment power with respect to all shares. Certain of the individuals named and included in the group may be considered to exercise shared voting and investment power with respect to certain of the listed shares held jointly, by family members or other persons, or by corporations or other entities that they may be deemed to control, as follows: Ms. Ames—122,800 shares of Class A Common and 58,300 shares of Class B Common; Mr. Bell—8,706 shares of Class A Common and 2,462 shares of Class B Common; Mr. F. Holding—509,560 shares of Class A Common and 105,869 shares of Class B Common; Mr. F. Holding, Jr.—5,400 shares of Class A Common and 1,225 shares of Class B Common; Mr. L. Holding—491,700 shares of Class A Common and 106,544 shares of Class B Common; and all individuals included in the group—1,162,731 shares of Class A Common and 277,525 shares of Class B Common. Certain of the individuals named and included in the group disclaim beneficial ownership of the following numbers of listed shares that are held by or for family members or other persons: Mr. Bell—518 shares of Class A Common; Mr. Broadrick—10,000 shares of Class A Common and 2,500 shares of Class B Common; Mr. Fetterman—2,809 shares of Class A Common and 550 shares of Class B Common; Mr. F. Holding—386,856 shares of Class A Common and 545,089 shares of Class B Common; Mr. F. Holding, Jr.—5,500 shares of Class A Common and 650 shares of Class B Common; Mr. L. Holding—196,892 shares of Class A Common and 70,906 shares of Class B Common; Mr. Holt—465 shares of Class A Common; Mr. Ward—3,500 shares of Class A Common and 875 shares of Class B Common; and all individuals included in the group—610,532 shares of Class A Common and 637,488 shares of Class B Common.
(2)	“Percentage of class” reflects the listed shares as a percentage of the total number of outstanding shares of that class of stock. “Percentage of total votes” reflects the aggregate votes represented by the listed shares of both classes as a percentage of the aggregate votes represented by all shares of BancShares’ voting securities. An asterisk indicates less than .01%.
(3)	All listed shares also are shown as beneficially owned by Mr. L. Holding.
(4)	Includes an aggregate of 472,855 shares of Class A Common and 104,644 shares of Class B Common that also are shown as beneficially owned by Mr. L. Holding, and an aggregate of 73,909 shares of Class A Common and 130,398 shares of Class B Common that also are shown as beneficially owned by Mr. F. Holding, Jr.
(5)	All listed shares also are shown as beneficially owned by Mr. F Holding.
(6)	Includes an aggregate of 147,929 shares of Class A Common and 58,881 shares of Class B Common that also are shown as beneficially owned by Ms. Ames, and an aggregate of 472,855 shares of Class A Common and 104,644 shares of Class B Common that also are shown as beneficially owned by Mr. F. Holding.
(7)	As described above, certain shares are included in the beneficial ownership of each of Ms. Ames, Mr. F. Holding, Mr. F. Holding, Jr., and Mr. L. Holding, but they are included only once in the shares listed for the group.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required by federal law to file reports with the Securities and Exchange Commission regarding the amounts of and changes in their beneficial ownership of our Class A Common and Class B Common. Based on our review of copies of those reports, our Proxy Statements are required to disclose failures to report shares beneficially owned or changes in beneficial ownership, and failures to timely file required reports, during previous years. During the course of reviewing their share ownership, one of our principal shareholders, North State Trustees, learned that a report had not been filed regarding one small transaction during a prior year, and one of our directors, Frank B. Holding, learned that he had not filed two reports regarding a small transaction during 2002 by a relative whose shares he may be considered to beneficially own and a small transaction in a prior year by a company that he may be considered to control. Each of those reports was filed promptly after those situations were discovered.

PROPOSAL 1:    ELECTION OF DIRECTORS

Our Bylaws provide that our Board of Directors will consist of not less than five nor more than 30 members and authorize the Board to set and change the actual number of our directors from time to time within those limits. Our directors are elected each year at the Annual Meeting for terms of one year or until their respective successors have been duly elected and qualified. The number of directors currently is set at 21, and our current directors named below have been nominated by our Board of Directors for reelection at the Annual Meeting.

Name and age	Positions with the Bank and us	First elected (1)	Principal occupation and business experience
John M. Alexander, Jr. 53	Director	1990	President, General Manager and Chief Operating Officer, Cardinal International Trucks, Inc. (truck dealer)

Carmen Holding Ames (2)(3) 34	Director	1996

Former assistant, Susan B. Bozeman Interior Designs, Inc. (residential interior design); previously, Office Manager, Interweb, Inc. (website developer), and showroom salesperson, Scalamandré, Inc. (decorative fabrics manufacturing wholesaler)

Victor E. Bell III 46	Director	2002	Chairman and President, Marjan, Ltd. (real estate investments)

George H. Broadrick (3) 80	Director	1975	Retired; our former President

H. M. Craig III 46	Director	1998	Vice President and director, Gaston County Dyeing Machine Company (textile machinery manufacturer)

Lewis M. Fetterman 81	Director	1980	Chairman and Chief Executive Officer, Super Soil Systems USA, Inc. (animal waste control); President and owner, LMF Farms (swine production)

Frank B. Holding (2)(3) 74	Executive Vice Chairman	1962	Our executive officer

Frank B. Holding, Jr. (2) 41	President, Chief Administrative Officer, Director	1993	Our executive officer

Lewis R. Holding (2) 75	Chairman and Chief Executive Officer	1957	Our executive officer

Charles B. C. Holt 70	Director	1995	Director (formerly President and Secretary/Treasurer), Holt Oil Company, Inc. (wholesale petroleum marketer)

James B. Hyler, Jr. 55	Vice Chairman and Chief Operating Officer	1988	Our executive officer

Gale D. Johnson, M.D. 83	Director	1974	Retired surgeon; Director of Health Affairs, Campbell University

Freeman R. Jones 76	Director	1974	Retired; President, EFC Corporation (real estate investments)

Lucius S. Jones 60	Director	1994	President, Chief Executive Officer and owner, United Realty & Construction Company, Inc. (residential development and construction)

Joseph T. Maloney, Jr. 73	Director	1976	Retired; private investor

Robert T. Newcomb 42	Director	2002	Chairman and President, Newcomb and Company (mechanical contractors)

Lewis T. Nunnelee II 77	Director	1979	Chairman, Coastal Beverage Company, Inc. (wholesale distributor)

C. Ronald Scheeler (4) 70	Director	2003	Retired accountant; former managing partner Ernst & Young (public accounting firm)

Talbert O. Shaw, Ph.D. 75	Director	1993	Retired; former President, Shaw University (1987-2003)

R. C. Soles, Jr. 68	Director	1995	Attorney; senior partner, Soles, Phipps, Ray & Prince (law firm); Senator, North Carolina State Senate

David L. Ward, Jr. 67	Director	1971	Attorney; senior member, Ward and Smith, P.A. (law firm)

(1)	“First elected” refers to the year in which each individual first became our director or a director of one of our predecessors or, if before 1982, a director of the Bank.
(2)	Ms. Ames is the daughter of Mr. L. Holding and the niece of Mr. F. Holding. Mr. F. Holding, Jr. is the son of Mr. F. Holding and the nephew of Mr. L. Holding. Mr. L. Holding and Mr. F. Holding are brothers. Ms. Hope H. Connell, an executive officer of the Bank, is the daughter of Mr. F. Holding, the niece of Mr. L. Holding, and the sister of Mr. F. Holding, Jr.
(3)	Certain of our directors also serve as directors of other publicly held companies. Ms. Ames, Mr. Broadrick, and Mr. F. Holding serve as directors of First Citizens Bancorporation of South Carolina, Inc., Columbia, SC, and Mr. F. Holding serves as a director of Southern BancShares (N.C.), Inc., Mount Olive, NC.
(4)	Mr. Scheeler was appointed as a director by the Board of Directors during January 2003.

Our Board of Directors recommends that you vote “FOR” each of the 21 nominees named above. The 21 nominees receiving the highest numbers of votes will be elected.

Director Compensation

Each of our directors serves and is compensated as a director of the Bank. The Bank’s and our Boards meet jointly, and directors do not receive any additional compensation for their services as our directors. Except as described below, each director (other than executive officers) receives an annual retainer of $12,000 and a fee of $600 for attendance at each Board meeting and at each meeting of a committee held other than in conjunction with a Board meeting. As executive officers, Lewis R. Holding, Frank B. Holding, James B. Hyler, Jr., and Frank B. Holding, Jr. receive no compensation for their services as directors. In addition to the above fees, certain of our directors receive other compensation from the Bank as described below.

Since his retirement from active employment during 1987, George H. Broadrick has received payments of $4,778 per month under an agreement with the Bank under which he agreed to provide consultation services to, and that he will not “compete” (as defined in the agreement) with, the Bank. The agreement expires during 2007.

Charles B. C. Holt, Lucius S. Jones, Joseph T. Maloney, Jr., Victor E. Bell III, and Robert T. Newcomb serve on the Bank’s local advisory boards in their respective communities and receive a fee of $125 for attendance at each quarterly advisory board meeting.

Meetings and Committees of the Board of Directors

Our Board of Directors met five times during 2002. Our current directors who have been nominated for reelection at the Annual Meeting each attended at least 75% of the aggregate number of those meetings and meetings of any committees on which they served.

The Board has several standing committees, including an Audit Committee that is described below. The Bank’s Board of Directors has a Compensation Committee. Our Board does not have a standing compensation or nominating committee or any other committee performing equivalent functions.

Audit Committee

Function.    The Audit Committee acts under a written charter approved by our Board of Directors. The Committee generally oversees our internal audit program, reviews reports of examinations by our and our subsidiaries’ regulators and, at least quarterly, reviews reports on the work of the Bank’s Audit, Corporate Finance and Commercial Credit Administration Departments. Subject to the approval of our Board of Directors, the Committee engages an independent accounting firm to audit our consolidated financial statements, and it receives reports from our independent accountants and approves all non-audit services proposed by management to be provided by our independent accountants. The Bank’s General Auditor reports directly to the Committee as to all internal audit matters. He reports to the Bank’s Chief Operating Officer as to all administrative matters. During 2002, the Committee met six times.

Members.    The current members of the Audit Committee are John M. Alexander, Jr.—Chairman, H. M. Craig III, and Charles B. C. Holt. Each member of the Committee is “independent” as that term is defined by the listing standards of The Nasdaq Stock Market on which our Class A Common is traded.

Audit Committee Report.    The Audit Committee has (i) reviewed and discussed our December 31, 2002, audited consolidated financial statements with management, (ii) discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (iii) received written disclosures and a letter from our independent accountants required by Independence Standards Board Standard No. 1, and (iv) discussed the independence of our independent accountants with the accountants. Based on the above reviews and discussions, the Committee recommended to our Board of Directors that the audited financial statements be included in our 2002 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

Our management is responsible for our financial reporting process, including our systems of internal controls and disclosure controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent accountants are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Committee’s duty or its responsibility to conduct auditing or accounting reviews or procedures. The Committee has relied, without independent verification, on management’s representations that the financial statements have been prepared in conformity with generally accepted accounting principles and on the opinion of our independent accountants included in their report on our financial statements. The Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions with management and the independent accountants do not guarantee that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, or that our independent accountants are in fact “independent.”

The Audit Committee:

John M. Alexander, Jr	H. M. Craig III	Charles B. C. Holt

Compensation Committee

Function.    Our executive officers are compensated by the Bank for their services as its officers, and they receive no separate compensation from us. Therefore, while our Board of Directors does not have a compensation committee, the Bank’s Board of Directors does have a separate Compensation Committee. That Committee provides overall guidance for the Bank’s executive compensation programs and, in conjunction with management, makes recommendations to the Bank’s Board with regard to proposed salaries and other forms of compensation. After receipt of recommendations from the Committee, the Bank’s Board makes all final decisions regarding executive compensation matters. Members of the Board of Directors who are executive officers abstain from participation in both the discussion of and the voting on those matters. The Committee met twice during 2002.

Members.    The current members of the Bank’s Compensation Committee are Freeman R. Jones — Chairman, Lewis M. Fetterman, and Lewis T. Nunnelee II.

Report on Executive Compensation.    The Bank’s goal is to provide compensation that will enable it to attract and retain qualified and motivated individuals as executive officers. Currently, the Bank’s executive compensation program includes base salary, discretionary bonuses based upon merit, and contributions to the individual accounts of all participating employees (including executive officers) under the Bank’s Section 401(k) salary deferral plan. However, the Bank also provides retirement and other employee benefit and welfare plans customary for companies of its size.

During 2002, the Compensation Committee made recommendations to the Bank’s Board of Directors, and the Board made final decisions, regarding the amounts of the 2002 salaries of Lewis R. Holding, Frank B. Holding, James B.

Hyler, Jr., and Frank B. Holding, Jr., and the maximum aggregate amount for 2002 merit increases in the salaries of the Bank’s other officers and employees. With respect to the above executive officers, the Committee’s recommendations were based on its evaluation of their individual levels of responsibility and performance and, in the case of the discretionary bonus for Lewis R. Holding, his current leadership, direction, and historical importance in the development and growth of the Bank. With respect to the salaries of other executive officers, the Vice Chairman, with the consent of the Chairman, was directed by the Board to set 2002 salaries on an individual merit basis. The performance of individual executive officers and the Bank’s financial performance were considered by the Committee in connection with the setting of compensation for 2002. However, that process largely is subjective, and there are no specific formulae, objective criteria or other such mechanisms by which the salary or other compensation of executive officers (including the executive officers named above) is tied empirically to their individual performance or to the Bank’s financial performance. The amounts of contributions to the separate accounts of executive officers under the Bank’s 401(k) plan were determined solely by the terms of that plan.

The Compensation Committee:

Lewis M. Fetterman	Freeman R. Jones	Lewis T. Nunnelee II

Executive Officers

The Bank’s and our current executive officers are as follows:

Name and age	Positions with us and the Bank

Lewis R. Holding 75	The Bank’s and our Chairman and Chief Executive Officer

Frank B. Holding 74	The Bank’s and our Executive Vice Chairman

James B. Hyler, Jr. 55	The Bank’s and our Vice Chairman and Chief Operating Officer

Frank B. Holding, Jr. 41	The Bank’s and our President and Chief Administrative Officer

Kenneth A. Black 50	Our Vice President, Treasurer and Chief Financial Officer; Executive Vice President, Treasurer and Chief Financial Officer of the Bank

Alexander G. MacFadyen, Jr. 61	Our Secretary; Group Vice President and Secretary of the Bank

Joseph A. Cooper, Jr. 49	Executive Vice President and Technology and Operations Executive of the Bank

Wayne D. Duncan 61	Executive Vice President of the Bank (Retail Lending)

William C. Orr 60	Executive Vice President and Chief Credit Officer of the Bank (Commercial Credit Administration)

Jeffery L. Ward 42	Executive Vice President and Personal Banking Segment Manager of the Bank

Hope Holding Connell 40	Executive Vice President and Business Banking Segment Manager of the Bank

Allen D. Smith, Jr. 45	Executive Vice President and Wealth Management Segment Manager of the Bank

Lou J. Davis 50	Executive Vice President and Chief Human Resources Officer of the Bank

Executive Compensation

Cash Compensation.    The following table shows cash and certain other compensation paid to or deferred by certain of the Bank’s and our current executive officers for the years indicated. Our officers are compensated by the Bank for their services as its officers, and they receive no salaries or other separate compensation from us.

SUMMARY COMPENSATION TABLE

Annual compensation
Name and principal position	Year	Salary (1)		Bonus	Other annual Compensation		All other compensation (4)
Lewis R. Holding Chairman of the Board and Chief Executive Officer	2002 2001 2000	$716,550 691,740 652,585		$200,000 -0- -0-	$63,318 (3) (3)	(3)	$9,000 7,650 7,650

Frank B. Holding Executive Vice Chairman	2002 2001 2000	716,550 691,740 652,585	(2) (2) (2)	-0- -0- -0-	(3) (3) (3)		9,000 7,650 7,650

James B. Hyler, Jr. Vice Chairman and Chief Operating Officer	2002 2001 2000	579,600 552,152 514,618		-0- -0- -0-	(3) (3) (3)		9,000 7,650 7,650

Frank B. Holding, Jr. President and Chief Administrative Officer	2002 2001 2000	323,421 306,838 293,312		-0- -0- 1,190	(3) (3) (3)		9,000 7,650 7,650

Joseph A. Cooper, Jr. Executive Vice President and Technology and Operations Executive	2002 2001 2000	273,940 262,761 246,153		-0- -0- 15,000	(3) (3) (3)		8,293 7,650 7,650

(1)	Includes amounts deferred at the election of each named executive officer under the Bank’s Section 401(k) plan.
(2)	The Bank is reimbursed for portions of Mr. F. Holding’s salary by First-Citizens Bank and Trust Company of South Carolina and Southern Bank and Trust Company pursuant to separate agreements between the Bank and those entities. (See “Transactions with Related Parties.”)
(3)	In addition to compensation paid in cash, the Bank’s and our executive officers receive various personal benefits. Except in the case of Mr. L. Holding, the value of those non-cash benefits received each year by each named executive officer did not exceed the lesser of $50,000 or 10% of his cash compensation. The 2002 amount shown for Mr. L. Holding includes portions of the salaries and benefits of staff personnel attributed to their services related to his personal business ($40,318), the rental value of warehouse space owned by the Bank that was used by him ($18,000), and other miscellaneous items ($5,000).
(4)	The amounts for 2002 consist entirely of the Bank’s matching contributions on behalf of each named executive officer under the Bank’s Section 401(k) plan.

Pension Plan.    The following table shows, for various numbers of years of service and levels of compensation, the estimated annual benefits payable to a participant at normal retirement age under the Bank’s qualified defined benefit pension plan (the “Pension Plan”) based on federal tax laws in effect on January 1, 2003.

Final average compensation	Years of service
	10	15	20	25	30	35	40
$50,000	$6,686	$10,029	$13,372	$16,715	$20,058	$23,401	$26,401
75,000	11,311	16,967	22,622	28,278	33,933	39,589	44,089
100,000	15,936	23,904	31,872	39,840	47,808	55,776	61,776
125,000	20,561	30,842	41,122	51,403	61,683	71,964	79,464
150,000	25,186	37,779	50,372	62,965	75,558	88,151	97,151
175,000	29,256	43,884	58,512	73,140	87,768	102,396	112,716
200,000	29,256	43,884	58,512	73,140	87,768	102,396	112,716
225,000	29,256	43,884	58,512	73,140	87,768	102,396	112,716
250,000	29,256	43,884	58,512	73,140	87,768	102,396	112,716
300,000	29,256	43,884	58,512	73,140	87,768	102,396	112,716
350,000	29,256	43,884	58,512	73,140	87,768	102,396	112,716

Benefits shown in the table are computed as straight life annuities beginning at age 65 and are not subject to a deduction for Social Security benefits or any other offset amount. Those benefits will be actuarially increased or decreased if benefit payments begin after or before age 65. A participant’s annual compensation covered by the Pension Plan includes base salary, overtime and regular bonuses. A participant’s benefits are based on his or her years of service and “final average compensation,” which is the participant’s highest average covered compensation for any five consecutive years during his or her last ten complete calendar years as a Pension Plan participant. However, under current tax laws, $200,000 is the maximum amount of annual compensation for 2003 that can be included for purposes of calculating a participant’s final average compensation, and the maximum annual benefit that may be paid to a retiring participant generally is $160,000. In the case of participants who begin receiving benefits before or after age 65, the maximum permitted benefit amount is actuarially adjusted. The maximum years of credited service that may be counted in calculating benefits under the Pension Plan is 40 years.

The credited years of service and final average compensation, respectively, as of January 1, 2003, for each of the executive officers named in the Summary Compensation Table above are as follows: Lewis R. Holding—40 years and $219,224; Frank B. Holding—40 years and $219,224; James B. Hyler, Jr.—23 years and $172,000; Frank B. Holding, Jr.—19 years and $172,000; and Joseph A. Cooper, Jr.—8 years and $172,000. Mr. L. Holding and Mr. F. Holding remain actively employed by the Bank. However, because they each beneficially own more than 5% of our voting securities, federal law required that they begin receiving distributions from the Pension Plan after they reached age 70½.

Post-Retirement Consulting Agreements.    The Bank is party to separate agreements with certain of its senior officers under which the Bank has agreed to make monthly payments to the officers for a period of ten years following their retirement at age 65 (or at another age agreed upon between the Bank and the officer). In return for those payments, each officer has agreed to provide limited consultation services to, and not to “compete” (as defined in the agreements) against, the Bank during the payment period. If an officer dies prior to retirement, or during the payment period following retirement, the payments due under his or her agreement will be paid to the officer’s designated beneficiary or estate. The amounts of monthly payments provided for in the agreements currently in effect between the Bank and each of the executive officers named in the Summary Compensation Table above are as follows: Lewis R. Holding—$27,904; Frank B. Holding—$27,904; James B. Hyler, Jr.—$22,155; Frank B. Holding, Jr.—$12,366; and Joseph A. Cooper, Jr.—$6,886. None of those officers have begun receiving payments under their agreements.

Performance Graph

The following line graph compares the cumulative total shareholder return (the “CTSR”) on our Class A Common during the previous five years with the CTSR over the same measurement period of the Nasdaq—U.S. index and the Nasdaq Banks index. Each line graph assumes that $100 was invested on December 31, 1997, and that dividends were reinvested in additional shares.

Comparison of Five-Year Cumulative Total Shareholder Return among  our Class A Common, the Nasdaq-US Index, and the Nasdaq Banks Index

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
< CTSR on our Class A Common	$100	87	69	81	98	98
☐ Nasdaq Banks Index	$100	99	96	109	118	121
● Nasdaq-US Index	$100	141	261	157	125	86

Transactions with Related Parties

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with certain of its and our current directors, nominees for director, executive officers, principal shareholders, and their associates. All loans included in those transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time the loans were made for comparable transactions with other persons, and those loans did not involve more than the normal risk of collectibility or present other unfavorable features.

The Bank is party to separate contracts (the “Services Contracts”) with First-Citizens Bank and Trust Company of South Carolina, Columbia, South Carolina (“FCB/SC”), Southern Bank and Trust Company, Mount Olive, North Carolina (“Southern”), The Fidelity Bank, Fuquay-Varina, North Carolina (“Fidelity”), and The Heritage Bank, Lucama, North Carolina (“Heritage”). Under the Services Contracts, the Bank provides to each of those banks and their parent holding companies various services, including data and item processing services, securities portfolio management services, courier services, management consulting services (including, in the case of FCB/SC and Southern, the services of Frank B. Holding as director), and services as trustee for each bank’s pension plan and Section 401(k) plan. Aggregate fees billed by the Bank for all those services during 2002 totaled approximately $11,407,000 for FCB/SC, $3,342,000 for Southern, $3,338,000 for

Fidelity, and $821,000 for Heritage. Of the amounts billed to FCB/SC and Southern, approximately $109,000 and $92,000, respectively, represented reimbursement to the Bank for a portion of Mr. Holding’s salary paid by the Bank. Mr. F. Holding receives no salary, directors fees, or other compensation directly from FCB/SC or Southern for his services. Frank B. Holding and Lewis R. Holding, who are our directors, executive officers, and principal shareholders, also are principal shareholders of the parent holding companies of FCB/SC, Southern, Fidelity, and Heritage.

David L. Ward, Jr., one of our directors, is the senior member of Ward and Smith, P.A., the law firm that serves as the Bank’s and our General Counsel. An aggregate of $4,014,150 was paid to that firm for its services during 2002, and the firm will continue to provide legal services to the Bank and us during 2003.

Robert T. Newcomb, one of our directors, is President of Newcomb and Company, a mechanical contracting firm that provided services as a subcontractor in connection with the construction of one of the Bank’s banking offices during 2002. The aggregate amount paid by the Bank for those services was $196,984.

INDEPENDENT ACCOUNTANTS

Appointment of Independent Accountants

Our current independent accounting firm, KPMG LLP, has been reappointed by our Audit Committee and Board of Directors to serve as our independent accountants for 2003. Representatives of KPMG LLP are expected to attend the Annual Meeting and be available to respond to appropriate questions, and they will have the opportunity to make a statement if they desire to do so.

Services and Fees During 2002

As our independent accountants for 2002, KPMG LLP provided various audit and non-audit services for which we and our subsidiaries were billed for fees as further described below. Our Audit Committee has considered whether KPMG LLP’s provision of non-audit services is compatible with maintaining its independence. The Committee believes that those services do not affect KPMG LLP’s independence.

Audit Fees.    KPMG LLP audited our annual consolidated financial statements for the year ended December 31, 2002, that are included in our 2002 Annual Report on Form 10-K, and, during 2002, it reviewed the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q. The aggregate amount of fees for those services was $326,000.

Financial Information Systems Design and Implementation Fees.    During 2002, KPMG LLP did not provide any services related to financial information systems design and implementation.

All Other Fees.    In addition to the audit services described above, during 2002 KPMG LLP provided other services to our subsidiaries and us for which the aggregate amount of fees was $327,585. Those fees included $35,585 for tax compliance and consulting services and $292,000 for various other services, including audits of the Bank’s ten common trust funds, audits of the financial statements of two employee benefit plans, preparation of various internal control reports, and audits of three of our subsidiaries.

PROPOSALS FOR 2004 ANNUAL MEETING

Any shareholder proposal that is intended to be presented for action at our 2004 Annual Meeting must be received by us in writing at our main office in Raleigh, North Carolina, no later than November 25, 2003, to be considered timely received for inclusion in the Proxy Statement and form of appointment of proxy that we will distribute in connection with that meeting. In order to be included in our proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value of shares of our stock entitled to be voted on that proposal at the meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

Under our Bylaws, written notice of a shareholder proposal intended to be presented at our 2004 Annual Meeting but which is not intended to be included in our Proxy Statement and form of appointment of proxy, or of a shareholder’s intent to nominate a person for election as a director at our 2004 Annual Meeting, must be received by us at our main office in Raleigh, North Carolina, no earlier than December 26, 2003, and no later than February 9, 2004, in order for that proposal or nomination to be brought before that Annual Meeting. The same notice requirements apply in the case of a shareholder proposal other than a nomination in order for that proposal to be considered timely received for purposes of the Proxies’ discretionary authority to vote on other matters presented for action by shareholders at our 2004 Annual Meeting. However, if, following our 2003 Annual Meeting, our Board of Directors increases the number of our directors, thereby creating an unfilled vacancy that will be filled at our 2004 Annual Meeting, and if there is no public announcement naming the nominee to fill the vacancy at least 100 days prior to the first anniversary of our 2003 Annual Meeting, then a shareholder’s written notice of a nomination to fill the vacancy will be treated as timely if it is received by us not later than the close of business on the tenth day following the day on which our public notice actually is given. To be effective, notices of shareholder proposals or nominations are required to contain certain information specified in our Bylaws. Shareholder proposals or nominations not made as provided in our Bylaws will not be considered at Annual Meetings.

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and we file reports and other information, including proxy statements, annual reports, and quarterly reports, with the Securities and Exchange Commission.

A copy of our 2002 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, accompanies this Proxy Statement.

March 24, 2003

Dear Shareholder:

I am pleased to present First Citizens BancShares’ 2003 Proxy and the 2002 Annual Report.

In the enclosed materials, you’ll learn about our major accomplishments and strategic objectives in 2002:

•	Our conservative business practices helped us maintain a solid financial position for our shareholders, customers and associates.

•	We launched a major branding campaign to reach people in our markets with the powerful “Do something amazing” message.

•	We moved closer to our goal of a seamless integration of our delivery channels and a closer alignment of our business segments.

•	And we created a new franchise, IronStone Bank, and announced branches in vibrant communities in Texas, Arizona and California.

You’ll learn more about IronStone Bank’s name and its values on the other side of this statement.

At First Citizens, we are committed to bringing real value to you, our customers and the many communities we serve.

Although we live in a period of uncertainty, I am optimistic because I believe in our company, our vision and our people. We will go forward with all our vigor and strength and do more good business than we have ever done.

Sincerely,

Lewis R. Holding

Chairman of the Board

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FIRST CITIZENS BANCSHARES, INC.

Post Office Box 27131

Raleigh, North Carolina 27611-7131

APPOINTMENT OF PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints George H. Broadrick, Lewis R. Holding, Frank B. Holding, James B. Hyler, Jr., Frank B. Holding, Jr., Lewis T. Nunnelee II, and David L. Ward, Jr. (the “Proxies”), or any substitute appointed by them, as the undersigned’s attorneys and proxies, and authorizes any one or more of them to represent and vote as directed below all outstanding shares of the Class A Common Stock and/or Class B Common Stock of First Citizens BancShares, Inc. (“BancShares”) held of record by the undersigned on March 13, 2003, at the Annual Meeting of BancShares’ shareholders (the “Annual Meeting”) to be held at the main office of First-Citizens Bank & Trust Company located at 239 Fayetteville Street Mall, Raleigh, North Carolina, at 1:00 p.m. on Monday, April 28, 2003, and at any adjournments of the Annual Meeting. The undersigned directs that the shares represented by this appointment of proxy be voted as follows:

1. ELECTION OF DIRECTORS: Election of 21 directors for one-year terms.	☐ FOR all nominees listed below (except as indicated otherwise below)	☐ WITHHOLD authority to vote for all nominees listed below

Nominees:	John M. Alexander, Jr., Carmen Holding Ames, Victor E. Bell III, George H. Broadrick, H. M. Craig III, Lewis M. Fetterman, Frank B. Holding, Frank B. Holding, Jr., Lewis R. Holding, Charles B. C. Holt, James B. Hyler, Jr., Gale D. Johnson, M.D., Freeman R. Jones, Lucius S. Jones, Joseph T. Maloney, Jr., Robert T. Newcomb, Lewis T. Nunnelee II, C. Ronald Scheeler, Talbert O. Shaw, Ph.D., R. C. Soles, Jr., David L. Ward, Jr.

Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name on the line below.

2.	OTHER BUSINESS: On any other matters properly presented for action by shareholders at the Annual Meeting, and on matters incident to the conduct of the meeting, including adjournments, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment.

PLEASE DATE AND SIGN THIS APPOINTMENT OF PROXY ON THE REVERSE SIDE AND

RETURN IT TO BANCSHARES IN THE ENVELOPE PROVIDED.

In 2002 we took advantage of an unparalleled opportunity to expand and build value. We created IronStone Bank. We’ve announced new markets in vibrant communities in Texas, Arizona and California.

In creating our new bank, we wanted to communicate the values of solidity and strength. The IronStone Bank name consists of elements derived from the earth that are two of the oldest of all building materials. Materials that are carved and forged and given shape by intent and collaboration and interaction.

Our logo was inspired by the architectural designs of Charles and Henry Greene, whose work defined the Craftsman school of architecture. Their use of organic materials, which were drawn together by iron cinches, resulted in buildings that managed the flexibilities of their seasonal climates while standing firm because of their planning and the strength of their materials.

This sense of design, wherein a function yields a form, is at the very heart of IronStone Bank. We intend to be special by design in the way we approach our tasks, our community and our customers.

And we will reflect the secure, yet forward-looking values implicit in the name. These values, articulated in the day-to-day business, are about:

•	The highest professional ethics
•	Doing things right and doing the right things
•	Customer care and exemplary service
•	Building long-term relationships with customers on the foundation of unrivaled banking competence

In the future, IronStone Bank will replicate the mark of quality we have seen under our First Citizens and Atlantic States franchises.

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I (We) direct that the shares represented by this appointment of proxy be voted as instructed above. In the absence of any instruction, those shares may be voted by the Proxies “FOR” the election of each nominee named in Proposal 1. If, before the Annual Meeting, any nominee listed in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies are authorized to vote for a substitute nominee named by the Board of Directors. This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the Annual Meeting by filing with BancShares’ Secretary a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing an intention to vote in person.

Dated:                                                                       , 2003

Signature

Signature (if held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: To ensure that your shares are represented and that a quorum is present at the Annual Meeting, please send in your appointment of proxy whether or not you plan to attend.